Exhibit 99.1


          Badger Meter Reports Record First Quarter Sales and Earnings

    MILWAUKEE--(BUSINESS WIRE)--April 19, 2004--Badger Meter, Inc., (AMEX:BMI) today reported record sales and earnings for the first quarter ended March 31, 2004.

    Net sales for the first quarter of 2004 were $49,602,000, a 25.3% increase from sales of $39,575,000 for the first quarter of 2003. Net earnings increased substantially to $2,450,000 or $0.73 per diluted share for the first quarter of 2004, compared to earnings of $706,000 or $0.21 per diluted share for the same period in the prior year.

    "This was a very successful quarter for Badger Meter, with increased sales in both our utility and industrial product lines," said Richard A. Meeusen, president and chief executive officer of Badger Meter. "While we benefited from the comparison of an unusually strong first quarter of 2004 with an unusually weak first quarter in the prior year, the solid increase in sales and the significant improvement in earnings give us an excellent start to 2004."

    Meeusen said the higher first quarter 2004 sales were driven by strong sales of automatic meter reading (AMR) systems for the residential water utility market. "Sales of meters for AMR systems supplied by Itron, Inc. were up significantly in the first quarter and sales of our new proprietary Orion(R) radio frequency automatic meter reading system continued to increase. Most of our other product lines achieved modest increases in sales for the quarter," said Meeusen.

    "Orion is quickly gaining acceptance in the water utility market. We are beginning to see follow-on orders resulting from pilot testing of the Orion system by a broad base of water utility customers. We believe Orion's success is due to the fact that it was designed specifically for the water utility market. It is a high quality, competitively priced product that does not require FCC licensing by the customer. This unique combination of benefits appeals to utility customers who want the cost savings and efficiencies of automatic meter reading in a basic system," said Meeusen.

    Meeusen said the improvement in first quarter earnings was due to the increased sales of higher-margin AMR products and greater overhead absorption from the higher product volumes. The benefits of ongoing cost controls were somewhat offset by the increased cost of brass and the impact of the stronger euro on foreign component purchases.

    "We believe our expanded product line, ongoing investments in new product development and enhanced sales and marketing programs position us for continued improvement in the months and years ahead," said
Meeusen.

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this document, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. The forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local-read meters towards more expensive, value-added automated meter reading (AMR) systems

    -- the success or failure of new Company products, including the Orion radio frequency drive-by AMR meter, the advanced digital encoder (ADE) and the proposed Galaxy fixed base AMR system

    -- changes in competitive pricing and bids in the marketplace, and particularly continued intense price competition on government bid contracts for lower cost, local read meters

    --  the actions (or lack thereof) of the Company's competitors

    -- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions

    -- the general health of the United States economy, particularly including housing starts and the overall industrial activity

    -- changes in foreign economic conditions, including currency fluctuations such as the recent increase in the Euro vis-a-vis the United States dollar

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level.

    Some or all of these factors are beyond the Company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.

                 CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)

                     Three Months Ended March 31,



                                             2004            2003
                                             ----            ----

Net sales                                 $49,602,000     $39,575,000

Gross margin                              $16,661,000     $12,943,000

Earnings before income taxes               $4,043,000      $1,156,000

Provision for income taxes                 $1,593,000        $450,000

Net earnings                               $2,450,000        $706,000

Earnings per share:

   Basic                                        $0.75           $0.22

   Diluted                                      $0.73           $0.21

Shares used in computation of:

   Basic                                    3,274,693       3,204,840

   Diluted                                  3,361,685       3,326,432





                          BADGER METER, INC.

                 CONSOLIDATED CONDENSED BALANCE SHEETS



              Assets                       March  31     December 31
              ------                         2004            2003
                                             ----            ----
                                         (Unaudited)
Cash                                     $    775,000    $  2,089,000
Receivables                                28,390,000      26,304,000
Inventories                                31,242,000      29,654,000
Other current assets                        5,437,000       4,951,000
                                         ------------    ------------
   Total current assets                    65,844,000      62,998,000

Net property, plant and equipment          42,239,000      42,838,000
Prepaid pension                            16,000,000      16,236,000
Other long-term assets                      4,637,000       4,690,000
Goodwill                                    6,996,000       7,089,000
                                         ------------    ------------

   Total assets                          $135,716,000    $133,851,000
                                         ============    ============



   Liabilities and Shareholders' Equity
   ------------------------------------

Short-term debt and current portion
 long-term debt                          $ 14,954,000    $  9,188,000
Payables                                   13,143,000      14,895,000
Accrued compensation and employee
 benefits                                   5,305,000       6,619,000
Warranty and other liabilities              5,935,000       6,350,000
                                         ------------    ------------
   Total current liabilities               39,337,000      37,052,000

Deferred income taxes                       5,718,000       5,699,000
Long-term employee benefits                11,260,000      11,479,000
Long-term debt                             22,482,000      24,450,000
Shareholders' equity                       56,919,000      55,171,000
                                         ----------      ------------
   Total liabilities and shareholders'
    equity                               $135,716,000    $133,851,000
                                         ============    ============

(Unaudited)


    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702